Exhibit 99.1
Rexford Industrial Announces First Quarter 2023 Financial Results

Los Angeles, California - April 19, 2023 - Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties within Southern California infill markets, today announced financial and operating results for the first quarter of 2023.

First Quarter 2023 Financial and Operational Highlights:
•Net income attributable to common stockholders of $57.9 million, or $0.30 per diluted share, as compared to $43.9 million, or $0.27 per diluted share, for the prior year quarter.
•Company share of Core FFO of $102.7 million, an increase of 34.0% as compared to the prior year quarter.
•Company share of Core FFO per diluted share of $0.52, an increase of 8.3% as compared to the prior year quarter.
•Consolidated Portfolio Net Operating Income (NOI) of $142.3 million, an increase of 32.8% as compared to the prior year quarter.
•Same Property Portfolio NOI increased 7.3% and Same Property Portfolio Cash NOI increased 10.7% as compared to the prior year quarter.
•98.0% Average Same Property Portfolio occupancy.
•Comparable rental rates on 1.8 million rentable square feet of new and renewal leases increased by 80.2% compared to prior rents on a GAAP basis and by 59.7% on a cash basis.
•Completed seven acquisitions for an aggregate purchase price of $804.3 million, including properties closed subsequent to quarter end.
•Ended the quarter with a low-leverage balance sheet measured by a net debt-to-enterprise value ratio of 13.6%.

“Our team produced excellent first quarter results, demonstrating the high quality of Rexford Industrial’s property portfolio and the strength of our differentiated business model, creating substantial value as we capitalize upon dynamic market conditions. We continue to see healthy levels of tenant demand, amidst a persistent, virtually incurable supply-demand imbalance within infill Southern California, the nation’s highest demand industrial market and fourth largest in the world, behind only the entire countries of the United States, China and Japan in market size,” stated Michael Frankel and Howard Schwimmer, Co-Chief Executive Officers of the Company. “During the quarter, our team increased Core FFO by 34% and Core FFO per diluted share by 8% compared to the prior year. We executed 1.8 million square feet of new and renewal leases with exceptional leasing spreads of 80% and 60% on a GAAP and cash basis, respectively. We have completed $804.3 million dollars of investments year to date, 85% of which were acquired on an off-market or lightly marketed basis, thereby enabling a substantially above-market return on investment. The Company is positioned for favorable internal and external growth, with 11.5 million square feet of expiring leases through 2024 with an embedded mark-to market estimated at 78% and 63% on a net effective and cash basis, respectively, plus 3.6 million square feet of repositioning and redevelopment projects expected to start over the next 24 months projected to generate an aggregate 6.4% unlevered cash yield on total investment. Additionally, our proprietary, event- and data-driven acquisitions sourcing program currently comprises about $120 million of investments under contract or accepted offer, projecting an aggregated 6.0% stabilized unlevered cash yield, which are subject to customary closing conditions. Our investment grade, low-leverage balance sheet and focused, value-creation strategy positions the Company to continue to drive accretive growth for our shareholders.”

Financial Results:

The Company reported net income attributable to common stockholders for the first quarter of $57.9 million, or $0.30 per diluted share, compared to $43.9 million, or $0.27 per diluted share, for the prior year quarter. Net income in the first quarter includes $12.1 million of gains on sale of real estate, as compared to $8.5 million of gains on sale of real estate for the prior year quarter.

The Company reported Core FFO for the first quarter of $102.7 million, representing a 34.0% increase compared to $76.6 million for the prior year quarter. The Company reported Core FFO of $0.52 per diluted share, representing an increase of 8.3% compared to $0.48 per diluted share for the prior year quarter.

In the first quarter, the Company’s consolidated portfolio NOI on a GAAP and Cash basis both increased by 32.8% compared to the prior year quarter.

In the first quarter, the Company’s Same Property Portfolio NOI increased 7.3% compared to the prior year quarter, driven by a 6.1% increase in Same Property Portfolio rental income and a 2.3% increase in Same Property Portfolio expenses. Same Property Portfolio Cash NOI increased 10.7% compared to the prior year quarter.

Operating Results:

First quarter 2023 leasing activity demonstrates strong tenant demand fundamentals within Rexford Industrial’s target Southern California infill markets:

	Q1-2023 Leasing Activity
			Releasing Spreads
	# of Leases Executed	SF of Leasing	GAAP	Cash
New Leases	54	522,288	108.8%	87.6%
Renewal Leases	68	1,254,005	74.9%	54.5%
Total Leases	122	1,776,293	80.2%	59.7%

As of March 31, 2023, the Company’s Same Property Portfolio occupancy was 98.0%. Average Same Property Portfolio occupancy for the first quarter was 98.0%. As of March 31, 2023, the Company’s consolidated portfolio, excluding value-add repositioning assets, was 97.4% occupied and 97.6% leased, and the Company’s consolidated portfolio, including value-add repositioning assets, was 93.8% occupied and 94.2% leased.

As of March 31, 2023, lease expirations for the remainder of 2023 total 4.3 million rentable square feet, representing approximately 9.8% of portfolio rentable square feet. The net effective and cash mark-to-market on the remaining 2023 expiring leases is estimated to be approximately 75% and 60%, respectively. The portfolio-wide mark-to-market is estimated to be 66% on a net effective basis and 52% on a cash basis.

Transaction Activity:

During the first quarter of 2023, the Company completed five acquisitions representing seven properties with 1.8 million square feet of buildings on 99 acres of land for an aggregate purchase price of $762.2 million. These investments generate a weighted average unlevered initial yield of 5.2% and a projected weighted average initial stabilized yield on total investment of 5.9%. Additionally, the Company sold one property for a sales price of $17.0 million which generated a 16.8% unlevered IRR on investment.

Subsequent to the first quarter of 2023, the Company completed two acquisitions for an aggregate purchase price of $42.1 million.
•13925 Benson Avenue, Chino, located within the Inland Empire - West submarket, through an off-market transaction, for $27.5 million, or $95 per land square foot. The 6.6 acre industrial zoned, covered land site is subject to a two-year sale leaseback with 4% annual rent increases. Upon lease expiration, the Company intends to redevelop the site into a Class A logistics warehouse. The investment generates an initial 5.0% unlevered cash yield projected to grow to an unlevered stabilized cash yield on total investment of 6.3%. According to CBRE, the vacancy rate in the 336 million square foot Inland Empire – West submarket was 1.8% at the end of the first quarter 2023.

•19301 S. Santa Fe Avenue, Rancho Dominguez, located within the Los Angeles – South Bay submarket for $14.6 million, or $168 per land square foot. Upon near-term lease expiration, the Company intends to reposition the 2.0 acres into an industrial outdoor storage site. The investment is projected to generate an unlevered stabilized cash yield on total investment of 6.1%. According to CBRE, the vacancy rate in the 206 million square foot Los Angeles – South Bay submarket was 1.1% at the end of the first quarter 2023.

Balance Sheet:
The Company ended the first quarter with $253.6 million in cash on hand and $1.0 billion available under its unsecured revolving credit facility. As of March 31, 2023, the Company had $2.3 billion of outstanding debt, with an average interest rate of 3.6% and an average term-to-maturity of 5.3 years. The Company has no significant debt maturities until 2024.

In the first quarter of 2023, the Company issued 11,504,656 shares of common stock for total net proceeds of $653.0 million through following equity transactions:
•Executed on its at-the-market equity offering program ("ATM Program") selling 449,227 shares of common stock directly through sales agents at a weighted average price of $60.84 per share, for gross proceeds of $27.3 million.
•Executed on its ATM Program selling 2,126,824 shares of common stock subject to forward equity sale agreements at a weighted average price of $60.85 per share, for a gross value of $129.4 million. The Company settled these forward equity sale agreements and the outstanding ATM forward equity sale agreement from 2022 by issuing 2,763,708 shares of common stock for total net proceeds of $163.2 million.
•Settlement of outstanding forward equity sale agreements from the Company’s fourth quarter 2022 public offering by issuing 8,291,721 shares of common stock for total net proceeds of $462.8 million.

As of March 31, 2023, the ATM program had approximately $1.1 billion of remaining capacity.

In March 2023, the Company completed a public bond offering of $300.0 million principal amount of 5.000% senior notes due in 2028 (the “Notes”). The Notes were priced at 98.975% of the principal amount and will mature on June 15, 2028. Proceeds of the Notes will be used for general management activities that may include funding future acquisitions, funding redevelopment or repositioning activities or the repayment of outstanding indebtedness.

In March 2023, the Company executed a series of interest rate swap agreements to manage its exposure to changes in SOFR related to its variable-rate debt. The Company executed four interest rate swap agreements in relation to its $400 million term loan, which are effective April 3, 2023, and mature on June 30, 2025, and fixes daily SOFR at a weighted average rate of 3.97%, resulting in an all-in fixed rate of 4.83%. The company also executed an interest rate swap agreement in relation to its $60 million secured term loan, which is effective on April 3, 2023, and matures on July 30, 2026, and fixes 1-month term SOFR at 3.71% resulting in an all-in fixed rate of 5.06%. Following the execution of the interest rate swap transactions, the company has no floating rate debt exposure.

Dividends:

On April 14, 2023, the Company’s Board of Directors declared a dividend in the amount of $0.38 per share for the second quarter of 2023, payable in cash on July 17, 2023, to common stockholders and common unit holders of record as of June 30, 2023.

On April 14, 2023, the Company’s Board of Directors declared a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, payable in cash on June 30, 2023, to preferred stockholders of record as of June 15, 2023.

Guidance

The Company is updating its full year 2023 guidance as indicated below. The Core FFO guidance refers only to the Company’s in-place portfolio as of April 19, 2023, and does not include any assumptions for additional acquisitions, dispositions or related balance sheet activities that have not closed. Please refer to the Company’s supplemental information package for a complete list of guidance and 2023 Guidance Rollforward.

2023 Outlook (1)	Q1 2023 Updated Guidance	Initial Guidance
Net Income Attributable to Common Stockholders per diluted share	$1.01 - $1.05	$0.94 - $0.98
Company share of Core FFO per diluted share	$2.11 - $2.15	$2.08 - $2.12
Same Property Portfolio NOI Growth - GAAP	7.75% - 8.50%	7.50% - 8.50%
Same Property Portfolio NOI Growth - Cash	9.50% - 10.25%	9.25% - 10.25%
Average Same Property Portfolio Occupancy (Full Year) (2)	97.5% - 98.0%	97.5% - 98.0%
General and Administrative Expenses (3)	$75.0M - $76.0M	$75.0M - $76.0M
Net Interest Expense	$65.0M - $66.0M	$64.0M - $66.0M
(1)2023 Guidance represents the in-place portfolio as of April 19, 2023, and does not include any assumptions for prospective acquisitions, dispositions or related balance sheet activities that have not closed.
(2)2023 Same Property Portfolio ending occupancy is projected to be approximately 98.0%.
(3)2023 General and Administrative expense guidance includes estimated non-cash equity compensation expense of $32.0 million. Non-cash equity compensation includes restricted stock, time-based LTIP units and performance units that are tied to the Company’s overall performance and may or may not be realized based on actual results.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the potential impacts related to interest rates, inflation, the economy, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Investor Presentation:

The Company’s supplemental financial reporting package as well as an updated investor presentation are available on the Company’s investor relations website at www.ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call:

A conference call with senior management will be held on Thursday, April 20, 2023, at 1:00 p.m. Eastern Time.

To participate in the live telephone conference call, please access the following dial-in numbers at least five minutes prior to the start time.
1-877-407-0789 (for domestic callers)
1-201-689-8562 (for international callers)

Conference call playback will be available through May 20, 2023, and can be accessed using the following numbers and pass code 13734481.
1-844-512-2921 (for domestic callers)
1-412-317-6671 (for international callers)

A live webcast and replay of the conference call will also be available at www.ir.rexfordindustrial.com.

About Rexford Industrial:

Rexford Industrial creates value by investing in, operating and redeveloping industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. Rexford Industrial’s high-quality, irreplaceable portfolio comprises 364 properties with approximately 44.0 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit www.rexfordindustrial.com.

Forward Looking Statements:

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures:

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. A reconciliation of net income, the nearest GAAP equivalent, to FFO is set forth below in the Financial Statements and Reconciliations section. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO for non-comparable items outlined in the “Reconciliation of Net Income to Funds From Operations and Core Funds From Operations” table which is located in the Financial Statements and Reconciliations section below. We believe that Core FFO is a useful supplemental measure and that by adjusting for items that are not considered by the Company to be part of its on-going operating performance, provides a more meaningful and consistent comparison of the Company’s operating and financial performance period-over-period. Because these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Reconciliation of Net Income Attributable to Common Stockholders per Diluted Share Guidance to Company Share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2023 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2023 Estimate
	Low	High
Net income attributable to common stockholders	$1.01	$1.05
Company share of depreciation and amortization	1.16	1.16
Company share of gains on sale of real estate	(0.06)	(0.06)
Company share of FFO	$2.11	$2.15

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income to NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) fair value lease revenue and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income to Cash NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Same Property Portfolio: Our 2023 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned by us for the period from January 1, 2022 through March 31, 2023, and excludes (i) properties that were acquired or sold during the period from January 1, 2022 through March 31, 2023, and (ii) properties acquired prior to January 1, 2022 that were or will be classified as repositioning/redevelopment (current and future) or lease-up during 2022 and 2023 and select buildings in “Other Repositioning,” which we believe will significantly affect the properties’ results during the comparative periods. As of March 31, 2023, our 2023 Same Property Portfolio consists of buildings aggregating 32,601,949 rentable square feet at 257 of our properties.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy. We consider a repositioning property to be stabilized at the earlier of the following: (i) upon reaching 90% occupancy or (ii) one year from the date of completion of repositioning construction work.

Net Debt to Enterprise Value: As of March 31, 2023, we had consolidated indebtedness of $2.3 billion, reflecting a net debt to enterprise value of approximately 13.6%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt. Our net debt is defined as our consolidated indebtedness less cash and cash equivalents.

Contact:

investorrelations@rexfordindustrial.com

Financial Statements and Reconciliations:

Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	March 31, 2023	December 31, 2022
	(unaudited)
ASSETS
Land	$6,334,926	$5,841,195
Buildings and improvements	3,671,384	3,370,494
Tenant improvements	153,019	147,632
Furniture, fixtures, and equipment	132	132
Construction in progress	102,633	110,934
Total real estate held for investment	10,262,094	9,470,387
Accumulated depreciation	(652,722)	(614,332)
Investments in real estate, net	9,609,372	8,856,055
Cash and cash equivalents	253,618	36,786
Restricted cash	16,239	—
Rents and other receivables, net	13,845	15,227
Deferred rent receivable, net	94,980	88,144
Deferred leasing costs, net	47,739	45,080
Deferred loan costs, net	4,474	4,829
Acquired lease intangible assets, net	161,339	169,986
Acquired indefinite-lived intangible	5,156	5,156
Interest rate swap asset	6,947	11,422
Other assets	21,811	24,973
Acquisition related deposits	3,625	1,625
Total Assets	$10,239,145	$9,259,283
LIABILITIES & EQUITY
Liabilities
Notes payable	$2,230,687	$1,936,381
Interest rate swap liability	835	—
Accounts payable, accrued expenses and other liabilities	110,272	97,496
Dividends and distributions payable	79,370	62,033
Acquired lease intangible liabilities, net	138,339	147,384
Tenant security deposits	77,029	71,935
Prepaid rents	44,303	20,712
Total Liabilities	2,680,835	2,335,941
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at March 31, 2023 and December 31, 2022 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at March 31, 2023 and December 31, 2022 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$ 0.01 par value per share, 489,950,000 authorized and 200,784,130 and 189,114,129 shares outstanding at March 31, 2023 and December 31, 2022, respectively	2,008	1,891
Additional paid in capital	7,299,837	6,646,867
Cumulative distributions in excess of earnings	(273,849)	(255,743)
Accumulated other comprehensive loss	3,117	8,247
Total stockholders’ equity	7,186,789	6,556,938
Noncontrolling interests	371,521	366,404
Total Equity	7,558,310	6,923,342
Total Liabilities and Equity	$10,239,145	$9,259,283

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
REVENUES
Rental income	$185,164	$140,588
Management and leasing services	190	163
Interest income	882	1
TOTAL REVENUES	186,236	140,752
OPERATING EXPENSES
Property expenses	42,825	33,429
General and administrative	18,197	14,717
Depreciation and amortization	59,429	42,471
TOTAL OPERATING EXPENSES	120,451	90,617
OTHER EXPENSES
Other expenses	647	38
Interest expense	13,701	9,683
TOTAL EXPENSES	134,799	100,338
Gains on sale of real estate	12,133	8,486
NET INCOME	63,570	48,900
Less: net income attributable to noncontrolling interests	(3,064)	(2,484)
NET INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	60,506	46,416
Less: preferred stock dividends	(2,314)	(2,314)
Less: earnings attributable to participating securities	(320)	(201)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$57,872	$43,901
Net income attributable to common stockholders per share – basic	$0.30	$0.27
Net income attributable to common stockholders per share – diluted	$0.30	$0.27
Weighted-average shares of common stock outstanding – basic	195,367	160,629
Weighted-average shares of common stock outstanding – diluted	195,779	161,049

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy:
	March 31,
	2023	2022	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	97.8%	98.7%	(90) bps
Orange County	99.3%	98.9%	40 bps
Riverside / San Bernardino County	96.9%	99.8%	(290) bps
San Diego County	98.6%	99.3%	(70) bps
Ventura County	99.5%	99.2%	30 bps
Same Property Portfolio Weighted Average Occupancy	98.0%	99.0%	(100) bps

Ending Occupancy:	98.0%	99.1%	(110) bps
(1)Calculated by averaging the occupancy rate at the end of each month in 1Q-2023 and December 2022 (for 1Q-2023) and the end of each month in 1Q-2022 and December 2021 (for 1Q-2022).

Same Property Portfolio NOI and Cash NOI:
	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Rental income	$134,237	$126,508	$7,729	6.1%
Property expenses	29,885	29,215	670	2.3%
Same Property Portfolio NOI	$104,352	$97,293	$7,059	7.3%
Straight line rental revenue adjustment	(3,854)	(5,619)	1,765	(31.4)%
Amortization of above/below market lease intangibles	(3,617)	(4,134)	517	(12.5)%
Same Property Portfolio Cash NOI	$96,881	$87,540	$9,341	10.7%

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended March 31,
	2023	2022
Net income	$63,570	$48,900
General and administrative	18,197	14,717
Depreciation and amortization	59,429	42,471
Other expenses	647	38
Interest expense	13,701	9,683
Management and leasing services	(190)	(163)
Interest income	(882)	(1)
Gains on sale of real estate	(12,133)	(8,486)
Net operating income (NOI)	$142,339	$107,159
Straight line rental revenue adjustment	(7,628)	(6,901)
Amortization of above/below market lease intangibles(1)	(8,290)	(5,091)
Cash NOI	$126,421	$95,167

NOI	$142,339	$107,159
Non-Same Property Portfolio rental income	(50,927)	(14,080)
Non-Same Property Portfolio property expenses	12,940	4,214
Same Property Portfolio NOI	$104,352	$97,293
Straight line rental revenue adjustment	(3,854)	(5,619)
Amortization of above/below market lease intangibles	(3,617)	(4,134)
Same Property Portfolio Cash NOI	$96,881	$87,540

(1)The amortization of net below-market lease intangibles for the three months ended March 31, 2023, includes the write-off of $1,318 that is attributable to a below-market fixed rate renewal option that was not exercised due to the termination of the lease at the end of the initial lease term.

Rexford Industrial Realty, Inc.
Reconciliation of Net Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Net income	$63,570	$48,900
Adjustments:
Depreciation and amortization	59,429	42,471
Gains on sale of real estate	(12,133)	(8,486)
Funds From Operations (FFO)	$110,866	$82,885
Less: preferred stock dividends	(2,314)	(2,314)
Less: FFO attributable to noncontrolling interests(1)	(4,833)	(3,787)
Less: FFO attributable to participating securities(2)	(427)	(296)
Company share of FFO	$103,292	$76,488

Company Share of FFO per common share – basic	$0.53	$0.48
Company Share of FFO per common share – diluted	$0.53	$0.47

FFO	$110,866	$82,885
Adjustments:
Acquisition expenses	73	36
Impairment of right-of-use asset	188	—
Amortization of loss on termination of interest rate swaps	59	112
Non-capitalizable demolition costs	340	—
Write-offs of below-market lease intangibles related to unexercised renewal options(3)	(1,318)	—
Core FFO	$110,208	$83,033
Less: preferred stock dividends	(2,314)	(2,314)
Less: Core FFO attributable to noncontrolling interest(1)	(4,809)	(3,793)
Less: Core FFO attributable to participating securities(2)	(425)	(296)
Company share of Core FFO	$102,660	$76,630

Company share of Core FFO per common share – basic	$0.53	$0.48
Company share of Core FFO per common share – diluted	$0.52	$0.48

Weighted-average shares of common stock outstanding – basic	195,367	160,629
Weighted-average shares of common stock outstanding – diluted	195,779	161,049
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 1, 2 & 3 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.
(3)Reflects the write-off of the portion of a below-market lease intangible attributable to a below-market fixed rate renewal option that was not exercised due to the termination of the lease at the end of the initial lease term.